Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021, relating to the financial statements of Spectrum Pharmaceuticals, Inc. and subsidiaries as of and for the year ended December 31, 2020 appearing in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Costa Mesa, California

June 29, 2022